UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2015

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

On May 22, 2015, Steven H. Collis, President and Chief Executive Officer of AmerisourceBergen Corporation (the “Company”), adopted a pre-arranged Rule 10b5-1 stock trading plan. Under the 10b5-1 plan, Mr. Collis may sell up to an aggregate of 325,786 shares of the Company’s common stock to be acquired through the exercise of stock options which are scheduled to expire at various times beginning in February 2017.  Shares may be sold under the 10b5-1 plan on the open market at prevailing market prices and subject to minimum price thresholds specified in the plan.  Mr. Collis’ plan is scheduled to terminate on June 15, 2016, unless terminated sooner in accordance with the plan’s terms.

Mr. Collis’ 10b5-1 plan was adopted in a scheduled open window period under the Company’s insider trading policy.  The plan was designed to comply with the guidelines specified in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, which permit persons to enter into a pre-arranged plan for buying or selling Company stock at a time when such person is not in possession of material, nonpublic information about the Company.

Mr. Collis continues to be subject to the Company’s executive stock ownership guidelines, under which he is required to hold Company stock valued at least six times his base salary. Mr. Collis does not expect the plan to materially change his ownership position.

The transactions under Mr. Collis’ 10b5-1 plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission.  Except as may be required by law, the Company does not undertake to report on specific pre-arranged Rule 10b5-1 stock trading plans of Company officers, nor to report modifications or terminations of the aforementioned plan or the plans of any other individual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: May 28, 2015	By:	/s/ Tim G. Guttman
	Name:	Tim G. Guttman
	Title:	Executive Vice President and Chief Financial Officer